EXHIBIT 10.4


Cedric Kushner Promotions, Inc.

1414 Avenue of the Americas
Suite 406
New York, NY 10019
October 31, 2004


Mr. Roy Roberts
200 Winston Drive
Cliffside Park, NJ 07010Dear


Mr. Roberts:

This letter will serve as an amendment to the Consulting Agreement dated June 1, 2004 between Cedric Kushner Promotions, Inc. (the "Company") and Roy Roberts (the "Consultant").

In reference to Section 3.1, Consideration for Consulting Services, the Company and Consultant mutually agree to delete the following language:"the Consultant shall receive monthly, commencing on the effective date of this agreement and continuing until the agreement's termination, 10,000 restricted shares of the company's common stock."

The paragraph shall now read as follows:

"the Consultant shall receive monthly, commencing on the effective date of this agreement and continuing until the agreement's termination, $10,000 worth of restricted shares of the company's common stock converted at a price equal to the average closing bid price the Company's common stock for the five trading day period immediately preceding the date of issuance."

Additionally, in reference to Section 4, Term of Consulting Agreement, the Company and Consultant mutually agree to delete the following language:

"The Consulting Arrangement shall begin effective as of the Effective Date of this Agreement and shall continue for a period of six (6) months (the "Consulting Period").

The Company and Consultant hereby mutually agree that this Consulting Agreement will remain effective until December 31, 2004.

All other aspects of this Consulting Agreement shall remain effective for the entire term of the Agreement.

If the foregoing change is satisfactory, please indicate your acceptance below and return this letter.


Very truly yours,Cedric Kushner Promotions, Inc.

/s/ Jim DiLorenzo
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    Jim DiLorenzo, Vice-President

Accepted and agreed to
This 31st day of October, 2004

/s/ Roy Roberts
----------------
    Roy Roberts